Exhibit 107.1

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

Equinix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, par value $0.001	Rule 457(o)	—	—	$1,500,000,000	0.00011020	$165,300
	Total Offering Amounts				—	$1,500,000,000		$165,300
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$165,300

(1) In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of, the Registration Statement on Form S-3 (File No. 333-249763) which was filed on October 30, 2020.

(2) An indeterminate number of shares of common stock as shall have an aggregate initial offering price not to exceed $1,500,000,000 are being offered hereunder as may from time to time be issued at indeterminate prices. In addition, pursuant to Rule 416 of the Securities Act, the shares of common stock being offered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being offered hereunder as a result of stock splits, stock dividends or similar transactions.